Exhibit 99.1

CONTACT:           Craig Smith

Time America, Inc.

(800) 561-6366 x442

craigs@timeamerica.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS

Revenue increases 26% over prior year

SCOTTSDALE, Ariz, August 4, 2005 – Time America, Inc. (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal fourth quarter and year ended June 30, 2005.

Revenue for the quarter ended June 30, 2005 was $1,559,142, a 22% increase over revenue of $1,277,293 in the year-ago quarter.  The net loss from operations for the quarter ended June 30, 2005 was $1,137,419, compared to a net loss from operations of $304,644 for the year-ago quarter.  Included in general and administrative expenses for the current quarter is a non-cash charge of $729,500 incurred as a result of reducing the conversion price on a convertible debt instrument in the quarter (the “non-cash charge”).  The net loss from operations in the current quarter without the non-cash charge was $407,919. The net loss for the quarter ended June 30, 2005 was $1,226,135, or $.09 per basic and diluted share, compared to a net loss of $396,463, or $.03 per basic and diluted share for the year-ago quarter.  The net loss in the current quarter without the non-cash charge was $496,635, or $.04 per basic and diluted share.

Revenue for the fiscal year ended June 30, 2005 was $6,082,238, a 26% increase over revenue of $4,837,121 in the prior fiscal year.  The net loss from operations for the fiscal year ended June 30, 2005 was $1,697,573, compared to a net loss from operations of $1,002,215 for the prior fiscal year. The net loss from operations in the current quarter without the non-cash charge was $968,073.  The net loss for the fiscal year ended June 30, 2005 was $2,020,394, or $.15 per basic and diluted share, compared to a net loss of $1,150,443, or $.09 per basic and diluted share for the prior fiscal year.  The net loss in the current fiscal year without the non-cash charge was $1,290,894, or $.09 per basic and diluted share.

During the quarter the Company amended the conversion price of an existing convertible note with Laurus Master Funds. The conversion price on the first $300,000 of the note was reduced to $0.50 per share and the conversion price on the remainder of the note was reduced to $0.65 per share.  The original conversion price of the note was $1.17 per share.  Under the terms of the note, if the average price of the stock for the five trading days preceding a scheduled payment is 10% greater than the conversion price, the scheduled payment is paid by the conversion of common stock.  If the schedule payment is not made with common stock, the payment is made with cash.  The Company agreed to amend the conversion price to increase its ability to make scheduled future debt service payments in common stock rather than cash, thereby conserving the Company’s cash.  In connection with the amendment, the Company took a non-cash charge of $729,500 in the current quarter.

During the quarter the Company entered into a $1.5M three year convertible credit facility with Laurus.  Advances on the facility are based on a percentage of the Company’s outstanding accounts receivable and bear interest at the prime rate.  Repayments under the facility can be made with cash or common stock.  During the current quarter, the Company took a $1M advance under this facility.

“I am pleased to report that quarterly and fiscal year revenue increased 22% and 26%, respectively.  While the earnings in the quarter were negatively impacted by the $729,500 non-cash charge, there were a number of positive activities in the quarter, including the formal introduction of the TA7000 series time clocks as demonstrated at the SHRM show in June.  We have experienced a great deal of interest in our new TA7000 product line, especially from potential OEMs and partners as they seek an alternative that is totally flexible from a programming perspective”, stated Thomas Bednarik, President and CEO of Time America.  The first 52 production units were shipped in July to a large school district on the east coast.

“In the most recent quarter, we entered into a strategic marketing relationship with Global Management Technologies Corp., a leading provider of workforce optimization solutions to provide real-time scheduling and tracking of employee time and labor data.  We continue to see a need to incorporate robust employee forecasting and scheduling solutions with our time and labor management solutions, particularly in enterprise size accounts,” continued Bednarik.

The Company added 12 new resellers in the quarter and closed direct sales opportunities with a number of accounts including John Deere, MetSchools and Case Foods.  The largest reseller producers in the quarter included Sierra Computer Solutions, P&L Products and Prime Time, Inc.  The mix of revenue in the most recent quarter was comprised of 59% from channel operations and 41% from direct sales.

Recurring revenue from the Company’s NETtime hosted solution increased 111% over the prior year’s quarter and employee usage increased 98% over the same period last year.  The relationship with CalAmp, a licensor of the NETtime solution for use on VoIP systems, has been expanded to allow the application to run on the Siemens, Avaya and Toshiba VoIP platforms.

“We are moving into our next fiscal year with the belief that we will again experience a record year for revenue production and believe that the OEM time clock opportunity and other significant initiatives will fuel the record growth,” added Bednarik.

The Company will hold a conference call today at 4:30 p.m. EDT to discuss its fourth fiscal quarter and year end results.  To participate, call 800-683-1575 and enter ID code 6339355 five minutes prior to the start of the call.  The call will also be archived on the Time America website at www.timeamerica.com.

About Time America, Inc.

Time America, Inc. (TMAM.OB) has been providing innovative time and labor management solutions since 1988. By leveraging innovative technology, the Company’s family of software and hardware solutions helps organizations track and transform basic labor data into strategic information that improves workforce productivity and the utilization of labor resources. Time America solutions are used by more than 20,000 companies worldwide including ARAMARK Corporation, Thrifty Rental Car, the Texas Legislative Council and the Mesa Air Group. The Deloitte Technology Fast 500 honored Time America as one of the 500 fastest growing technology companies in North America for 2004 and 2003.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 and subsequently filed Form 10-QSB’s, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

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NETtime is a registered trademark of Time America, Inc. All other names are the property of their respective owners.

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,361,717	$2,058,929
Accounts receivable – trade, net	1,479,526	1,028,850
Inventory	477,719	370,784
Prepaid expenses and other current assets	292,780	290,546

Total Current Assets	3,611,742	3,749,109

Property and equipment, net	374,269	203,309
Other Assets	306,475	234,641

Total Assets	$4,292,486	$4,187,059

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$998,061	$756,353
Accounts payable	423,396	368,230
Accrued liabilities	436,181	187,385
Deferred revenue	877,782	416,514

Total Current Liabilities	2,735,420	1,728,482

Long-term debt, less current portion	2,210,592	2,337,345

Total Liabilities	4,946,012	4,065,827

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 14,251,552 and 13,599,552 shares issued and outstanding	71,259	67,998
Contributed capital	9,269,496	8,027,121
Accumulated deficit	(9,994,281)	(7,973,887)

Total Stockholders’ Equity (Deficit)	(653,526)	121,232

Total Liabilities and Stockholders’ Equity (Deficit)	$4,292,486	$4,187,059

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	June 30,		June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$1,117,544	$911,056	$4,421,647	$3,686,428
Services revenue	441,598	366,237	1,660,591	1,150,693

Total Revenues	1,559,142	1,277,293	6,082,238	4,837,121

Cost of Revenues:
Product	462,252	368,455	1,796,574	1,534,061
Services	226,500	142,500	779,168	589,643

Total Cost of Revenues	688,752	510,955	2,575,742	2,123,704

Gross Profit	870,390	766,338	3,506,496	2,713,417

Costs and Expenses:
Sales and marketing	581,587	521,175	2,012,813	1,903,044
Research and development	410,098	266,510	1,405,477	890,093
General and administrative **	1,016,124	283,297	1,785,779	922,495

Total Costs and Expenses	2,007,809	1,070,982	5,204,069	3,715,632

Net Loss from Operations	(1,137,419)	(304,644)	(1,697,573)	(1,002,215)

Other Income (Expense):
Interest expense	(88,915)	(98,227)	(361,840)	(157,893)
Other	—	—	25,991	(7)
Interest income	199	6,408	13,028	9,672

	(88,716)	(91,819)	(322,821)	(148,228)

Net Loss	$(1,226,135)	$(396,463)	$(2,020,394)	$(1,150,443)

Basic Loss per Share	$(0.09)	$(0.03)	$(0.15)	$(0.09)

Weighted Average Number of Shares Outstanding	13,793,085	13,593,508	13,648,711	12,853,452

** In the current quarter and year ended June 30, 2005, includes a non-cash charge of $729,500 incurred as a result of reducing the conversion price on a convertible debt instrument